Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-169643 on Form S-8 of our report dated March 25, 2011, relating to the consolidated financial statements and financial statement schedules of Healthcare Trust of America, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s change in method of accounting for acquisition costs in business combinations) appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2010.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 25, 2011